SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

Enservco Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-0811316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 S. Cherry, Suite 320

Denver, CO 80246

(Address of principal executive offices)

2008 Equity Plan and 2010 Stock Incentive Plan

(full title of the plan)

Rick D. Kasch, Chief Financial Officer, President

Enservco Corporation

501 S. Cherry, Suite 320

Denver, CO 80246

(303) 333-3678

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Theresa Mehringer, Esq.
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite
1000
Greenwood Village, Colorado 80111
(303) 796-2626

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company:

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.005 par value per share, under the:
2008 Equity Plan	350,000	$1.25	$437,500	$59.68
2010 Stock Incentive Plan	4,773,794	1.25	5,967,243	813.93
Total	5,123,794	$1.25	$6,404,743	$873.61

(1)	This Registration Statement covers shares of common stock, $0.005 par value per share, of Enservco Corporation (the “Common Stock”) issued or issuable pursuant to the 2008 Equity Plan and the 2010 Stock Incentive Plan (the “Plans”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, as necessary to adjust the number of shares reserved for issuance pursuant to the Plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). The calculation of the registration fee is based upon the average of the high and low prices of Enservco Corporation common stock on April 22, 2013, as reported for such date by OTCQB.

2

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission by the registrant, Enservco Corporation, a Delaware corporation (the "Company"), are hereby incorporated by reference in this Registration Statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (filed March 28, 2013).

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

(c) The description of the Registrant’s Common Stock included in the Registrant’s registration statement on Form S-1 (Reg. No. 333-188148), filed with the Commission on April 26, 2013, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K), and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have the authority under the Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Delaware law regarding indemnification that we believe discloses the material aspects of such law on this subject. The Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

•	conducted himself or herself in good faith;
•	reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may indemnify a person under the Delaware law against judgments, penalties, including excise and similar taxes, fines, settlement, and unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his or her appearance as a witness or other participation in a proceeding at a time when the person is not a named defendant or respondent in the proceeding.

Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for: (a) a breach of the directors’ duty of loyalty to us or our stockholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) for violations of Section 174 of the Delaware General Corporation Law; or (d) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office. Limitations on liability provided for in our Certificate of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Delaware General Corporation Law and we may, if and to the extent authorized by our Board, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

In July 2010, the Company has entered into an indemnity agreement with each of the Company’s directors and with Rick Kasch (who at that time was an officer and not a director). These agreements provide that subject to limited exceptions the Company will indemnify the person named in the agreement from any actual or threatened legal actions related to the fact that such person was or is an officer, director, or agent of the Company while that person was serving as an officer, director, or agent of the Company or for a related party at the request of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. EXHIBITS

Exhibit
Number	Description

4.1	2008 Equity Plan. (1)

4.2	2010 Stock Incentive Plan. (2)

5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered.

23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm.

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

(1)	Incorporated by reference from Form 8-K dated February 27, 2008, and filed March 10, 2008.
(2)	Incorporated by reference from Form 8-K dated July 27, 2010, and filed on July 28, 2010 ..

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on April 26, 2013.

ENSERVCO CORPORATION

By:	/s/ Rick D. Kasch
Rick D. Kasch, President, Principal Financial Officer, Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rick D. Kasch and Michael D. Herman, or either of them, as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael D. Herman	Executive Chairman, Director	April 26, 2013
Michael D. Herman	and Chief Executive Officer
(Principal Executive Officer)

/s/ Rick D. Kasch	Director, President, Treasurer	April 26, 2013
Rick D. Kasch	and Chief Financial Officer

/s/ R.V. Bailey	Director	April 26, 2013
R.V. Bailey

/s/ Gerard Laheney	Director	April 26, 2013
Gerard Laheney